REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered as of the 4th day of January, 2011, by and among Merisel, Inc., a Delaware corporation (the “Company” or the “Registrant”) and Phoenix Acquisition Company II, L.L.C., a Delaware limited liability company (“Investor”).

WHEREAS, as of the date hereof, the Investor owns Registrable Securities of the Company; and

WHEREAS, the parties desire to set forth certain registration rights applicable to the Registrable Securities.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Investor and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

SECTION 1.1        Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

“Affiliate” with respect to any person, shall mean any other person who, directly or indirectly, controls, is controlled by or is under common control with such first person.

“Commission” shall mean the United States Securities and Exchange Commission, or any other United States federal agency at the time administering the Securities Act or the Exchange Act, as applicable.

“Common Stock” shall mean common stock, par value $0.01 per share, of the Company, any securities into which such shares of common stock shall have been changed, or any securities resulting from any reclassification, recapitalization or similar transactions with respect to such shares of common stock.

“control” when used with respect to any person, shall mean the power to direct management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Holder” shall mean Investor or any transferee or assignee to which the rights under this Agreement are assigned in accordance with the provisions of Section 6.3 hereof.

“Holder Common Stock” shall mean the shares of Common Stock held by Investor.

“person” shall mean a corporation, association, partnership, organization, group (as such term is used in Rule 13d-5 under the Exchange Act), individual, governmental agency or other entity.

“Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Preferred Shares” shall mean shares of Series A Preferred Stock on terms and conditions substantially identical to those of the Series A Preferred Stock held by Investor to the extent that transfer and other provisions of the Series A Preferred Stock may be amended for purposes of the registration of such Series A Preferred Stock in accordance herewith.

“Registrable Securities” shall mean collectively, the Registrable Preferred Shares and the Registrable Shares.

“Registrable Shares” shall mean (a) the shares of Holder Common Stock, together with any shares of Common Stock issued as or issuable upon the exercise of any warrant, right, option or other security which is issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Holder Common Stock, and (b) any shares of Common Stock issued by way of a stock split of the Holder Common Stock or the Common Stock referred to in clause (a) of this paragraph.  For purposes of this Agreement, any Registrable Shares shall cease to be Registrable Shares when (i) a registration statement covering such Registrable Shares shall have been declared effective and such Registrable Shares have been disposed of pursuant to such effective registration statement, (ii) such Registrable Shares are sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned, (iii) such Registrable Shares are sold pursuant to Rule 144 under the Securities Act, (iv) such securities are distributable under Rule 144 (or any successor provision) under the Securities Act without compliance with volume limitations or other restrictions or (v) such Registrable Shares cease to be outstanding.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Series A Preferred Stock” shall mean Series A Preferred Stock, par value $0.01 per share, of the Company, together with any shares of Series A Preferred Stock issued as a dividend or other distribution with respect to, or in replacement of, the Series A Preferred Stock.

SECTION 1.2        Headings.  The descriptive headings of the Sections and paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

SECTION 2.1        Representations and Warranties of Investor.  Investor hereby represents and warrants to Registrant that Investor has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Investor have been duly authorized by Investor and no other proceedings on the part of Investor are necessary to authorize this Agreement and the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Investor and, assuming the due execution hereof by Registrant, constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms.

SECTION 2.2       Representations and Warranties of Registrant.  Registrant hereby represents and warrants to Investor that it has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Registrant and the consummation by the Registrant of the transactions contemplated hereby have been duly authorized by the Board of Directors of Registrant, no other corporate proceedings on the part of Registrant are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Registrant and, assuming the due execution hereof by Investor, constitutes the valid and binding obligation of Registrant, enforceable against Registrant in accordance with its terms.

ARTICLE III
NOTICE OF TRANSFER

SECTION 3.1       Notice of Proposed Transfer.  Prior to any proposed transfer of any Registrable Securities (other than under the circumstances described in Sections 4.1, 4.2 or 4.3), the Holder thereof shall give written notice to the Registrant of its intention to effect such transfer at least two (2) business days prior to any such transfer.   Each such notice shall describe the manner of the proposed transfer and, if requested by the Registrant, shall be accompanied by an opinion of counsel reasonably satisfactory to the Registrant to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon the Holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to an Affiliate of a transferor.  Each certificate or other instrument evidencing shares of Registrable Securities transferred as above provided shall bear a legend setting forth that the security has not been registered under the Securities Act and may not be transferred unless it has been registered under the Securities Act or an exemption from registration is available, except that such certificate or other instrument shall not bear such legend if (a) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (b) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Registrant) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

ARTICLE IV
REGISTRATION RIGHTS

SECTION 4.1        Demand Registration of Registrable Preferred Shares.

(a)           At any time, but not more than one time, the Holders of at least 33⅓ % of the Registrable Preferred Shares issued (the “Securities Initiating Holders”) may request in a written notice that the Registrant file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Preferred Shares held by such Securities Initiating Holders in the manner specified in such notice, provided that there must be included in such registration at least 33⅓ % of the Registrable Preferred Shares issued (or any lesser percentage if the anticipated aggregate offering price would exceed $5,000,000).  Following receipt of any notice under this Section 4.1, the Registrant shall (x) within ten (10) days notify any other Holders of such request in writing and (y) use its reasonable best efforts to cause to be registered under the Securities Act all Registrable Preferred Shares that the Securities Initiating Holders and any such other Holders have, within ten (10) days after the Registrant has given such notice, requested be registered in accordance with the manner of disposition specified in such notice by the Securities Initiating Holders.

(b)           If the Securities Initiating Holders intend to have the Registrable Preferred Shares distributed by means of an underwritten offering and notify the Registrant of such intent the Registrant shall include such information in the written notice referred to in clause (x) of Section 4.1(a).  In such event, the right of any Holder to include its Registrable Preferred Shares in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Preferred Shares in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Securities Initiating Holders and such Holder) to the extent provided below.  All Holders proposing to distribute Registrable Preferred Shares through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters.  Such underwriter or underwriters shall be selected by a majority in interest of the Securities Initiating Holders and shall be approved by the Registrant, which approval shall not be unreasonably withheld, provided, (i) that all of the representations and warranties by, and the other agreements on the part of, the Registrant to and for the benefit of such underwriters shall also be made to and for the benefit of the Securities Initiating Holders and such Holders of Registrable Preferred Shares, (ii) that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of the Securities Initiating Holders and such Holders of Registrable Preferred Shares, and (iii) that no Securities Initiating Holder or any such Holder shall be required to make any representations or warranties to or agreements with the Registrant or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Preferred Shares of such Holder and such Holder’s intended method of distribution and any other representations required by law or reasonably required by the underwriter.  If any Holder of Registrable Preferred Shares disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Preferred Shares by written notice to the Registrant, the managing underwriter and the Securities Initiating Holders.  The securities so withdrawn shall also be withdrawn from registration.

(c)           Notwithstanding any provision of this Agreement to the contrary:

(i)           the Registrant shall not be required to effect a registration pursuant to this Section 4.1 during the period starting with the date of filing by the Registrant of, and ending on a date one hundred twenty (120) days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Registrant or on behalf of the selling stockholders under any other registration statement which the Holders have been entitled to join pursuant to Section 4.3; provided, that the Registrant shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as possible; and

(ii)           if the Registrant shall furnish to such Holders a certificate signed by the president of the Registrant stating that in the good faith opinion of the Board of Directors of the Registrant such registration would interfere with any material transaction then being pursued by the Registrant (a “Delay Notice”), then the Registrant’s obligation to use its reasonable best efforts to file such registration statement shall be deferred for a period not to exceed ninety (90) days (the “Delay Period”); provided, that (A) any Delay Period shall earlier terminate upon public disclosure of any such material transaction and (B) in no event may the Registrant furnish more than one Delay Notice to the Holders during any twelve (12) month period.

(d)           The Securities Initiating Holders may withdraw its Registrable Preferred Shares from a demand registration at any time prior to the effectiveness of the applicable demand registration statement.  Upon delivery of a notice by the Securities Initiating Holders to such effect, the Registrant shall cease all efforts to secure effectiveness of the applicable demand registration statement, and such registration shall not be deemed to be a demand registration with respect to such Securities Initiating Holder for purposes of this Section 4.1, so long as (i) such Securities Initiating Holder shall have paid or reimbursed the Registrant for its pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Registrant in connection with the registration of such withdrawn Registrable Preferred Shares (based on the number of securities the Securities Initiating Holder sought to register, as compared to the total number of securities included on such demand registration statement).

(e)           The Registrant shall be deemed to have effected a demand registration with respect to the applicable Securities Initiating Holders for purposes of this Section 4.1 if the demand registration statement is declared effective by the Commission and remains effective for not less than one hundred eighty (180) days (or such shorter period as shall terminate when all Registrable Preferred Shares covered by such registration statement have been sold or withdrawn), or if such registration statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Preferred Shares by an underwriter or dealer (the “Preferred Demand Period”).  No demand registration shall be deemed to have been effected for purposes of this Section 4.1 if during the Preferred Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason or a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a Securities Initiating Holder.

SECTION 4.2        Demand Registration of Registrable Shares.

(a)           At any time and from time to time, but not more than three times, the Holders of at least 33⅓ % of the Registrable Shares issued (the “Initiating Holders”) may request in a written notice that the Registrant file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Shares held by such Initiating Holders in the manner specified in such notice, provided that there must be included in such registration at least 33⅓ % of the Registrable Shares issued (or any lesser percentage if the anticipated aggregate offering price would exceed $5,000,000).  Following receipt of any notice under this Section 4.2, the Registrant shall (x) within ten (10) days notify any other Holders of Registrable Shares of such request in writing and (y) use its reasonable best efforts to cause to be registered under the Securities Act all Registrable Shares that the Initiating Holders and any such other Holders have, within ten (10) days after the Registrant has given such notice, requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders.

(b)           If the Initiating Holders intend to have the Registrable Shares distributed by means of an underwritten offering and notify the Registrant of such intent the Registrant shall include such information in the written notice referred to in clause (x) of Section 4.2(a).  In such event, the right of any Holder to include its Registrable Shares in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Shares in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided below.  All Holders proposing to distribute Registrable Shares through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters.  Such underwriter or underwriters shall be selected by the Holders of a majority of the Registrable Shares to be included in such registration statement and shall be approved by the Registrant, which approval shall not be unreasonably withheld, provided, (i) that all of the representations and warranties by, and the other agreements on the part of, the Registrant to and for the benefit of such underwriters shall also be made to and for the benefit of the Holders of such Registrable Shares, (ii) that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of the Holders of such Registrable Shares, and (iii) that no Initiating Holder or any such Holder shall be required to make any representations or warranties to or agreements with the Registrant or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Shares of such Holder and such Holder’s intended method of distribution and any other representations required by law or reasonably required by the underwriter.  If any Holder of Registrable Shares disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Shares by written notice to the Registrant, the managing underwriter and the Initiating Holders.  The securities so withdrawn shall also be withdrawn from registration.

(c)           Notwithstanding any provision of this Agreement to the contrary:

(i)           the Registrant shall not be required to effect a registration pursuant to this Section 4.2 during the period starting with the date of filing by the Registrant of, and ending on a date one hundred twenty (120) days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Registrant or on behalf of the selling stockholders under any other registration statement which the Holders have been entitled to join pursuant to Section 4.3; provided, that the Registrant shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as possible; and

(ii)           if the Registrant shall furnish to such Holders a Delay Notice, then the Registrant’s obligation to use its reasonable best efforts to file such registration statement shall be deferred for the Delay Period; provided., that (A) any Delay Period shall earlier terminate upon public disclosure of any such material transaction and (B) in no event may the Registrant furnish more than one Delay Notice to the Holders during any twelve (12) month period.

(d)           Each of the Initiating Holders may withdraw its Registrable Shares from a demand registration at any time prior to the effectiveness of the applicable demand registration statement.  Upon delivery of a notice by the Initiating Holders to such effect, the Registrant shall cease all efforts to secure effectiveness of the applicable demand registration statement, and such registration shall not be deemed to be a demand registration with respect to such Initiating Holder for purposes of this Section 4.2, so long as such Initiating Holder shall have paid or reimbursed the Registrant for its pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Registrant in connection with the registration of such withdrawn Registrable Shares (based on the number of securities the Initiating Holder sought to register, as compared to the total number of securities included on such demand registration statement).

(e)           The Registrant shall be deemed to have effected a demand registration with respect to the applicable Initiating Holders for purposes of this Section 4.2 if the demand registration statement is declared effective by the Commission and remains effective for not less than one hundred eighty (180) days (or such shorter period as shall terminate when all Registrable Shares covered by such registration statement have been sold or withdrawn), or if such registration statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Shares by an underwriter or dealer (the “Demand Period”).  No demand registration shall be deemed to have been effected for purposes of this Section 4.2 if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason or a wrongful act, misrepresentation or breach of such applicable underwriting agreement by an Initiating Holder.

SECTION 4.3        Piggyback Registration.  Subject to Section 4.8, if at any time the Registrant determines that it shall file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Registrant’s existing stockholders) on any form that would also permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of its Common Stock to be sold for cash, the Registrant shall each such time promptly give each Holder written notice of such determination setting forth the date on which the Registrant proposes to file such registration statement, which date shall be no earlier than thirty (30) days from the date of such notice, and advising each Holder of its right to have Registrable Shares included in such registration.  Upon the written request of any Holder received by the Registrant no later than ten (10) days after the date of the Registrant’s notice, the Registrant shall use its reasonable best efforts to cause to be registered under the Securities Act all of the Registrable Shares that each such Holder has so requested to be registered (a “Piggyback Registration”); provided, that if at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such Piggyback Registration, the Registrant shall determine for any reason not to register or to delay registration of the equity securities covered by such Piggyback Registration, the Registrant shall give written notice of such determination to each Holder that had requested to register its Registrable Shares in such registration statement and thereupon, (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration and (y) in the case of a determination to delay registration, in the absence of a request by the Holders to request that such registration be effected as a demand registration under Sections 4.1 or 4.2, shall be permitted to delay registering any Registrable Shares, for the same period as the delay in registering the other equity securities covered by such Piggyback Registration.  If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Registrant), the total amount of such securities to be so registered, including such Registrable Shares, will exceed the maximum amount of the Registrant’s securities which can be marketed (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise materially and adversely affecting the price, timing or distribution of the securities offered or the market for the securities offered, then the Registrant shall be entitled to reduce the number of Registrable Shares that each such Holder has so requested to be registered to that number which in the written opinion of the managing underwriter would permit all such Registrant securities to be so marketed.  Such reduction shall be allocated among all such Holders in proportion (as nearly as practicable) to the amount of Registrable Shares owned by each Holder at the time of filing the registration statement.

SECTION 4.4       Registration on Form S-3.  If at any time (a) any Holder of Registrable Shares requests in writing that the Registrant file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Shares held by such requesting Holder, the reasonably anticipated aggregate price to the public of which would exceed $3,000,000, and (b) the Registrant is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Registrant shall use its reasonable best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such request, the number of Registrable Shares specified in such request.

Whenever the Registrant is required by this Section 4.4 to use its reasonable best efforts to effect the registration of Registrable Shares, each of the procedures and requirements of Section 4.2(b) and (c) (including but not limited to the requirement that the Registrant notify all Holders of Registrable Shares from whom a request has not been received and provide them with the opportunity to participate in the offering), shall apply to such registration.

SECTION 4.5       Obligations of the Registrant.  Whenever required under Sections 4.1, 4.2 or 4.4 to use its reasonable best efforts to effect the registration of any Registrable Securities, the Registrant shall:

(a)           prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c)           furnish to the Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request;

(d)           use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Securities covered by the registration statement; provided, however, that the Registrant shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided further, that the Registrant shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit any of its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

(e)           promptly notify each Holder for whom such Registrable Securities are covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(f)           furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Sections 4.1, 4.2, 4.3 or 4.4, if the method of distribution is by means of an underwriting, on the date that the Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) a signed opinion, dated such date, of the independent legal counsel representing the Registrant for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration may reasonably request and as would be customary in such a transaction; and (ii) letters dated such date and the date the offering is priced from the independent certified public accountants of the Registrant, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Registrant (A) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Registrant included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (B) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

(g)           provide reasonable cooperation to the selling Holders of Registrable Securities and the managing or sole underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company; and enable such Registrable Securities to be in such denominations and registered in such names as the managing or sole underwriter, if any, or Holders may reasonably request in writing at least two (2) business days prior to any sale of Registrable Securities in a firm commitment underwritten public offering, or at least ten (10) business days prior to any other such sale;

(h)           enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the registration statement;

(i)           otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen (18) months after the effective date of the registration statement, an earnings statement covering the period of at least twelve (12) months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

(j)           use its reasonable best efforts to list the Restricted Securities covered by such registration statement with any securities exchange on which the Common Stock of the Registrant is then listed.

For purposes of Sections 4.5(a) and 4.5(b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and six (6) months after the effective date thereof.

SECTION 4.6        Furnish Information.  It shall be a condition precedent to the obligations of the Registrant to take any action pursuant to this Agreement that the Holders shall furnish to the Registrant such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as the Registrant shall reasonably request and as shall be required in connection with the action to be taken by the Registrant.

SECTION 4.7       Expenses of Registration.  All expenses incurred in connection with each registration pursuant to Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement, excluding underwriters’ discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities, shall be paid by the Registrant, including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the Financial Industry Regulatory Authority or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Registrant, and the fees and disbursements of one counsel for the selling Holders (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Securities being registered); provided, however, that if a registration request pursuant to Sections 4.1, 4.2, 4.3 or 4.4 of this Agreement is subsequently withdrawn at the request of the Holders of a number of Registrable Securities such that the remaining Holders requesting registration would not have been able to request registration under the provisions of such Section, such withdrawing Holders shall bear such expenses.  The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.  For the avoidance of doubt, any expenses paid by the Registrant pursuant to this Section 4.7 shall only be expenses incurred in connection with the registrations pursuant to Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement as set forth herein.

SECTION 4.8       Underwriting Requirements.  In connection with any underwritten offering, the Registrant shall not be required under Section 4.3 to include Registrable Securities in such underwritten offering unless the Holders of such Registrable Securities accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Registrant and the underwriters selected by the Registrant.

SECTION 4.9       Rule 144.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, the Registrant agrees to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)           use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Registrant under the Securities Act and the Exchange Act;

(c)           furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Registrant as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Registrant, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any Registrable Shares without registration; and

(d)           take such other actions as may be reasonably required by the Registrant’s transfer agent to consummate any distribution of Registrable Securities in accordance with the terms and conditions of Rule 144.

ARTICLE V
INDEMNIFICATION

SECTION 5.1        Indemnification.  In the event any Registrable Securities are included in a registration statement under this Agreement:

(a)           The Registrant shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each person, if any, who controls such Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder’s directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them, unless there is an actual conflict of interest between any indemnified parties, in which case such indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.1(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Registrant (which consent shall not be unreasonably withheld); provided, further, that the Registrant shall not be liable to any Holder, such Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Registrant expressly for use in connection with such registration by any such Holder, such Holder’s directors and officers, participating person or controlling person; and provided, further, that the indemnity agreement contained in this Section 5.1(a) shall not apply to any such loss, claim, damage, liability or action arising from the use by such Holder of any prospectus during any period when the Registrant has given notice to such Holder pursuant to Section 4.5(e) that the use of such prospectus must be suspended.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.

(b)           Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Registrant, each of its directors and officers, each person, if any, who controls the Registrant within the meaning of the Securities Act, and each agent and any underwriter for the Registrant (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Registrant or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder to the Registrant expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Registrant or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them, unless there is an actual conflict of interest between any indemnified parties, in which case such indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.1(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and provided, further, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement.

(c)           Promptly after receipt by an indemnified party under this Section 5.1 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.1, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party.  The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.1, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

(d)           To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.1(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI
MISCELLANEOUS

SECTION 6.1       Limitation on Registration Rights.  Notwithstanding any other provisions of this Agreement to the contrary, the Registrant shall not be required to register any Registrable Securities under this Agreement with respect to any request or requests made by any Holder after the sixth anniversary of the date hereof or, with respect to Registrable Preferred Shares, if the Series A Preferred Stock is redeemed in whole prior to the sixth anniversary of the date hereof, such earlier date of redemption.

SECTION 6.2       Lockup.  Each Holder shall, in connection with any  registration of the Registrant’s securities, upon the request of the Registrant or the underwriters managing any underwritten offering of the Registrant’s securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Securities (other than that included in the registration) without the prior written consent of the Registrant or such underwriters, as the case may be, for such period of time not to exceed ninety (90) days from the effective date of such registration as the Registrant or the underwriters may specify; provided, however, that all executive officers and directors of the Registrant shall also have agreed not to effect any sale, disposition or distribution of any Registrable Securities under the circumstances and pursuant to the terms set forth in this Section 6.2.

SECTION 6.3       Transfer of Registration Rights.  The registration rights of any Holder under this Agreement with respect to any Registrable Securities may be transferred to (a) any transferee of such Registrable Securities who acquires the Registrable Securities or (b) an Affiliate of such Holder; provided, however, that (i) the transferring Holder shall give the Registrant written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to the Registrant, to be bound as a Holder by the provisions of this Agreement; (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the Securities Act; and (iv) the transferees of Registrable Securities of Investor may exercise their rights under Sections 4.1 and 4.2 not more than the total number of demand registrations set forth herein, less any demand registrations Investor or any other transferee has exercised pursuant hereto.  Except as set forth in this Section 6.3, no transfer of Registrable Securities shall cause such Registrable Securities to lose such status.

SECTION 6.4        Successors and Assigns.  Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.  Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

SECTION 6.5       Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the state of New York.  Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York state or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto hereby consents to the [exclusive] jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

SECTION 6.6        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 6.7        Titles.  The titles of the Sections of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 6.8       Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, directed to (a) the Registrant at the address set forth below its signature hereof or (b) to a Holder at the address therefor as set forth in the Registrant’s records or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.  The giving of any notice required hereunder may be waived in writing by the parties hereto.  Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, or on the date actually received, if sent by mail or telex, with receipt acknowledged.

SECTION 6.9       Amendments and Waivers.  Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Registrant and the Holders of at least a majority of the Registrable Securities issued.  Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon each Holder of any securities subject to this Agreement at the time outstanding (including securities into which such securities are convertible), each future Holder and all such securities, and the Registrant.

SECTION 6.10     Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 6.11      Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

SECTION 6.12      Entire Agreement.  All prior agreements of the parties concerning the subject matter of this Agreement are expressly superseded by this Agreement.  This Agreement contains the entire Agreement of the parties concerning the subject matter hereof.  Any oral representations or modifications of this Agreement shall be of no effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

MERISEL, INC.

By:	/s/ Donald R. Uzzi
	Name:	Donald R. Uzzi
	Title:	Chief Executive Officer
	Address:	127 West 30th Street, 5th Floor
New York, NY 10001
	Attention:	Donald R. Uzzi or Victor L. Cisario
Email: Donald.uzzi@merisel.com and victor.cisario@merisel.com

PHOENIX ACQUISITION COMPANY II, L.L.C.

By:	Stonington Capital Appreciation 1994 Fund, L.P., its sole member,
By:	Stonington Partners, L.P., its general partner,
By:	Stonington Partners, Inc. II, its general partner

By:	/s/ Bradley Hoecker
	Name:	Bradley Hoecker
	Title:	Director & Partner
	Address:	600 Madison Avenue, 16th Floor
New York, NY 10022
	Attention:	Bradley Hoecker
	Telecopier:	212 339 8585